Exhibit 99.1

Company Contact: Joe McGuire, Chief Financial Officer

(352) 473-6673/ jmcguire@aatk.com

American Access Technologies Reports Second Consecutive Profitable Quarter

27% Increase in Record-Breaking Sales and a 91% Turnaround in the Bottom Line for the Nine Months Ending September 30, 2005

Keystone Heights, FL - November 14, 2005 - PRNewswire - FirstCall - American Access Technologies, Inc. (NASDAQ: AATK) is pleased to report unaudited financial results for the three and nine months ended September 30, 2005.

Total sales for the three months ended September 30, 2005 were a record-breaking all-time historical high of $2,357,703, an increase of 22.7% over sales of $1,922,056 in the third quarter of 2004. Total sales for the nine months ended September 30, 2005 were a record-breaking all-time historical nine-month high of $6,293,400 an increase of 27.0% over sales of $4,953,540 for the nine months ended September 30, 2004.

For the three months ended September 30, 2005, American Access generated net income of $9,006 or $0.00 per share, which was a dramatic $200,427 turnaround (or 104.7%) from the net loss of $191,421 or ($0.03) per share over the comparative three-month period in 2004. For the nine months ended September 30, 2005, the Company generated a net loss of $61,377 or ($0.01) per share, which was a $623,849 decrease (or 91.0%) from the net loss of $685,226 or ($0.10) per share over the comparative nine-month period in 2004.

Joe McGuire, Chief Financial Officer, commented on the quarterly results and outlook for the balance of 2005 as follows:

“Reporting back to back profitable quarters is a tremendous milestone in the Company’s history. The results for the quarter and nine months ended September 30, 2005 show a remarkable achievement compared to the prior six years. Our ability to leverage our record sales growth into profitability in our last two quarters is evidence that we are beginning to strike the right balance between gross margin, sales and earnings. This success is further evidence that our strategies are working and that our unwavering focus on key products, customers and markets is paying off. We require approximately $62,000 in net profit in the fourth quarter to achieve a profitable 2005.

“Another impressive milestone that we are pleased to report is that our record sales in the third quarter 2005, marked the twelfth quarter out of the last 13 with year-over-year quarterly sales increases. Significant factors contributing to the increase in sales in third quarter 2005 include: continued solid execution of our overall internal sales and marketing plan; an expansion of available services within our Omega Metals manufacturing division due to the recent installation of our new laser-cutting and robotic welding machinery that enables the Company to compete for new customers as well as to improve the efficiency of current manufacturing processes; and finally, an ever-increasing visibility and acceptance of our patented zone cabling and wireless products spurred by strategic marketing campaigns by our sales partners, the training and education of end users and the adoption of industry standards for our patented products.

“We continue to expect our new laser-cutting machinery to enhance our gross margins further by expanding our capacity, reducing our labor expense and utilizing less raw material during the manufacturing process as the Company continues its ongoing demand for efficiencies throughout the organization. The result of these efforts is a gross margin of 19.7% for the nine months ended September 30, 2005, a 3.8% improvement as compared with the gross margin of 15.9% for the nine months ended September 30, 2004. Gross margin for the three months ended September 30, 2005 is 21.7%, a 6.5% improvement as compared with the gross margin of 15.2% for the three months ended September 30, 2004. The Company continues to analyze its production processes as it adds new machinery, improves efficiencies and focuses on a future of increasing sales.

“We have always acknowledged that our zone cabling and wireless products have a longer sales cycle that depends on our products being incorporated into larger projects and, because of this cycle, quarterly sales of these products are not consistent. This flux is evident in the fact that, despite the record third quarter sales, our zone and wireless sales actually decreased this quarter in a year-over-year comparison due to the timing of project delivery schedules. However, as we continue to nurture our relationships with our sales partners, we anticipate that subsequent quarters will continue to reflect positive results.

“Current trends and indications lead us to anticipate that we will achieve our third consecutive year of record sales. Our zone cabling and wireless product sales and distribution partners report that they are continuing their active marketing campaigns and the training and education of end users in conjunction with the industry standards adopted for zone cabling and wireless products in late 2004. While we are confident that we will easily surpass last year’s all-time record sales, we will stay focused on increasing our sales and margins to deliver continued profitable growth and strong shareholder value.”

For further detailed information on sales and expenses for the third quarter 2005, please read the Company’s Quarterly Report on Form 10-QSB that will be filed with the Securities and Exchange Commission today.

About American Access Technologies, Inc.

American Access manufactures patented zone cabling and wireless enclosures that mount in ceilings, raised floors and in custom furniture, for routing of telecommunications cabling, fiber optics and wireless solutions to the office desktop. The Company’s concept of “zone cabling” reduces costs for initial network installation and facilitates moves, adds, changes and upgrades for the network installations of today and tomorrow. Its Omega Metals division manufactures its proprietary products and also employs state-of-the-art metal fabrication and finishing techniques for public and private companies and for U.S. government contractors.

Our SEC filings, news and product/service information are available at www.aatk.com.

Cautionary Note Concerning Forward-Looking Statements: This press release contains forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding future revenues and profits. While the Company believes that such forward-looking statements are based on reasonable assumptions, there can be no assurance that such future revenues and profits will be achieved or achieved on the schedule indicated. Furthermore, unanticipated future events, conditions and financial trends may affect the Company’s revenues, operating results and financial position. Prospective investors are cautioned that these forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, and are subject to various risks and uncertainties, including those listed in the Company’s SEC filings. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the projected results expressed or implied herein will not be realized.